Exhibit 2.1

STOCK PURCHASE AGREEMENT
by and among
CORVEL ENTERPRISE COMP, INC.,
a Delaware corporation (“Buyer”),
THE SCHAFFER COMPANIES, LTD.,
a Maryland corporation (“Company”),
and
Christopher Schaffer, Kelly Ribeiro de Sá, Dawn Colwell, individually and Dawn Colwell and John Colwell as tenants by the entirety (“Shareholders”)
Dated: May 31, 2007

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 31, 2007 (“Closing Date”) by and among CorVel Enterprise Comp, Inc., a Delaware corporation (“Buyer”), The Schaffer Companies, Ltd., a Maryland corporation (the “Company”), Christopher Schaffer, Dawn Colwell, Kelly Ribeiro de Sá and John Colwell (collectively, the “Shareholders”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Article XI of this Agreement.
RECITALS
     A. WHEREAS, the Company is engaged in the third party administrator and managed care services business, providing claims and account administration and communications, cost containment, data processing and/or training and education services to employers, insurance companies, insured funds, governmental agencies and other payors of workers’ compensation, health care and disability benefits (the “Business”).
     B. WHEREAS, the Shareholders are the beneficial and record holders of one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company.
     C. WHEREAS, the Shareholders desire to sell to Buyer, and Buyer desires to purchase and acquire from the Shareholders, all of the issued and outstanding capital stock of the Company owned by the Shareholders, in accordance with the terms and subject to the conditions set forth in this Agreement (the “Stock Purchase”).
     NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
SALE OF SHARES; PURCHASE PRICE
     1.1 Purchase and Sale of Stock. Subject to and except as otherwise provided by the terms and conditions herein contained, as of the Closing (as defined below), each of the Shareholders agrees to sell and transfer to Buyer, and Buyer agrees to purchase, free and clear of any and all liens, encumbrances, and similar obligations, all of the issued and outstanding shares of capital stock of the Company owned by the Shareholders (each, a “Share” and, collectively, the “Shares”).
     1.2 Purchase Price. Subject to the Purchase Price Adjustment as set forth in Section 1.3 below, the aggregate purchase price for the Shares (the “Purchase Price”) is the sum of the Initial Purchase Price and the Earn Out Amount. The Purchase Price shall be payable in the following manner: (a) Eleven Million Five Hundred Thousand Dollars ($11,500,000) hereunder, plus Five Hundred Thousand Dollars ($500,000) pursuant to the Noncompetition Agreements entered into by Shareholders for an aggregate of $12,000,000 (the “Initial Purchase Price”), in cash at the Closing by wire transfer of same day funds in accordance with Section 1.6 below, and (b) up to Three Million Dollars ($3,000,000) in cash (the “Earn Out Amount”) payable as set forth in Section 1.4.
     1.3 Closing Balance Sheet Working Capital Adjustment.
          (a) Company has delivered to Buyer a pro forma closing balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) setting forth the pro forma balance sheet of the Company and Company’s estimate of its Working Capital as of such date (the “Preliminary Working Capital”), which Closing Balance Sheet shall be attached hereto as Exhibit 1.3(a) and incorporated herein by this reference. If the Preliminary Working Capital of the Business, as reflected on the Closing Balance Sheet, is less than $44,829 (the “Target Working Capital”), the Initial Purchase Price shall be reduced by an amount equal to such deficiency. The Closing Balance Sheet and the determination of the Preliminary Working Capital shall be prepared in accordance with GAAP, except as otherwise provided in the Reference Calculations.
          (b) As promptly as practicable following the Closing, but in no event more than ninety (90) days thereafter, Buyer shall cause to be prepared and delivered to Shareholders a computation of the Closing Balance Sheet as of the close of business on the Closing Date (the “Final Balance Sheet”). The Final Balance Sheet will be prepared in accordance with GAAP, except as otherwise provided in the Reference Calculations. Buyer shall then determine the Working Capital as of the close of business on the Closing Date based upon the Final Balance Sheet and prepared in accordance with GAAP, except as otherwise provided in the Reference Calculations (the “Final Working Capital”). Buyer shall deliver the Final Balance Sheet and its calculation of the Working Capital based on the Final Balance Sheet to Shareholders.
          (c) In the event that Shareholders dispute the Final Balance Sheet or the calculation of the Final Working Capital based on the Final Balance Sheet, Shareholders shall notify Buyer in writing of their objections within thirty (30) days after the receipt of the Final Balance Sheet and shall set forth, in reasonable detail, the reasons for their objections. If Shareholders fail to deliver notice of objections within such thirty (30) day period, they shall be deemed to have accepted as final the Final Balance Sheet. If Shareholders deliver to Buyer a notice of objections within such thirty (30) day period, Shareholders and Buyer shall endeavor in good faith to resolve any disputed items. If Shareholders and Buyer still are unable to resolve the disputed items within ten (10) business days of Shareholders’ delivery of its notice of objections, an auditing firm of nationally recognized standing (the “Independent Accountant”) chosen and mutually accepted by Buyer and Shareholders shall review the Buyer’s underlying books and records to resolve the items remaining in dispute (the “Disputed Items”). All of the fees and expenses of the Independent Accountant, if any, shall be paid equally by Buyer, on the one hand, and Shareholders, on the other hand. The Independent Accountant shall be instructed to resolve all Disputed Items within thirty (30) days of its appointment and the determination of the Independent Accountant shall be conclusive and binding on Buyer and Shareholders. After the Independent Accountant has resolved the Disputed Items, Buyer and Shareholders shall be deemed to have accepted as final the revised Final Balance Sheet and revised Final Working Capital, which shall be prepared by the Independent Accountant.

          (d) If the Final Working Capital reflected on the Final Balance Sheet is greater than the Preliminary Working Capital, then Buyer shall pay Shareholders an amount equal to the amount of such excess. If the Final Working Capital reflected on the Final Balance Sheet is less than the Preliminary Working Capital, then Shareholders shall pay to Buyer an amount equal to the amount of such shortfall. Any payments made by Shareholders to Buyer or Buyer to Shareholders pursuant to this Section 1.3(d), shall be made by wire transfer of immediately available funds to the account or accounts designated by Shareholders or Buyer, as the case may be, within five (5) days after the date in which the Final Balance Sheet is final and binding on the parties. Any payments made pursuant to this Section 1.3(d) shall be consistently treated as adjustments to the Purchase Price.
          (e) The Closing Balance Sheet and the Final Balance Sheet as delivered in accordance with this Section 1.3 (i) will be complete and correct in all material respects, (ii) will be prepared in accordance with Company’s books and records, and (iii) will fairly present in all material respects the financial condition and operating results of Company as of such dates.
     1.4 Earn Out.
          (a) Earn Out Amount. Shareholders will be eligible to earn up to the full amount of the Earn Out Amount during the one year period (the “Earn Out Period”) commencing on the first day immediately following the Closing Date (the “Earn Out Start Date”), payable, if earned, as calculated in the manner set forth below (the “Earn Out Payment”), provided however, that the Earn Out Payment will not exceed the aggregate amount of $3,000,000.
          (b) Calculation of Earn Out Revenue. The amount of the Earn Out Payment will be determined in reference to revenue collected by the Business, including but not limited to revenue generated by the Company from existing clients and in extending the Business to new clients and markets, during the Earn Out Period, subject to adjustment as set forth in subsection (c) below (“Earn Out Revenue”). Earn Out Revenue includes **** revenue collected of the Business or paid to Company, Buyer or Buyer Affiliates directly under all agreements with customers that engage the Company to provide claims administration services, including but not limited to revenue from bill review, nurse case management, vocational rehabilitation services and utilization review services;
          (c) Calculation of Earn Out Payment. The Earn Out Payment shall be established by the Earn Out Revenue in accordance with Schedule A hereto. Furthermore, Buyer shall determine that portion of outstanding Accounts Receivable of the Company at Closing as reflected in the Final Balance Sheet that remain uncollected as of the last day of the Earn Out Period, if any, and shall deduct that amount from the Earn Out Payment (the “Earn Out Deduction”). The Earn Out Payment shall be calculated in good faith by Buyer and shall be provided to Shareholders (the “Earn Out Payment Calculation”) within forty-five (45) days after the end of the Earn Out Period, accompanied by supporting schedules and financial data.

*	Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

The Earn Out Payment shall be made in cash in immediately available funds within ten (10) days after such notification by Buyer. In the event that Buyer elects to forego conducting an audit to determine the Earn Out Payment, the full Earn Out Payment will be paid within thirty (30) days following the end of the Earn Out Period. In the event that any of the Accounts Receivable constituting part of the Earn Out Deduction are collected by Buyer during the one year period following the Earn Out Period, such amounts shall be paid to Shareholders within thirty (30) days following the first anniversary of the last day of the Earn Out Period.
          (d) Records Review and Audit. Buyer shall allow an Independent Accountant selected by Shareholders and approved by Buyer (such approval not to be unreasonably withheld or delayed), to review appropriate records of Company in order to verify the accuracy of the determination of the Earn Out Payment Calculation and the calculation of any Earn Out Deduction pursuant to subsection (c) above (or the components thereof). Any such review shall be conducted during normal business hours and shall be commenced within fifteen (15) days after Buyer’s receipt of written request by Shareholders therefor, which such request shall be made, if at all, no later than thirty (30) days after receipt by Shareholders of the Earn Out Payment Calculation. The cost of such review shall be borne by Shareholders. Shareholders shall have sixty (60) days after the date of delivery by Buyer of the Earn Out Payment Calculation to review and deliver a written notice of objection (the “Objection Notice”) to Buyer. The Objection Notice shall specify in reasonable detail the nature and amount of any such exception. If Shareholders do not provide an Objection Notice to Buyer within sixty (60) days after receipt of the Earn Out Payment Calculation, Shareholders will be deemed to have accepted and agreed to the Earn Out Payment Calculation and the Earn Out Deductions, if any. If Shareholders delivers an Objection Notice to Buyer within such time period, then within thirty (30) days after the Objection Notice is received by Buyer, Buyer and Shareholders shall (i) meet to consider such objections and may agree to revise the Earn Out Payment Calculation or the Earn Out Deduction, in which case the amount so agreed will be adjusted and be final and binding on Buyer and Shareholders, or (ii) specify that an Independent Accountant chosen and mutually accepted by Buyer and Shareholders will review the Earn Out Payment Calculation and Earn Out Deduction, the Objection Notice and Company’s underlying books and records, and report to Buyer and Shareholders (the fees and expenses of which shall be borne equally by Buyer and Shareholders) the Independent Accountant’s determination of the adjustment amount, which determination will be made within thirty (30) days after the date the Independent Accountant receives the Earn Out Payment Calculation and the Objection Notice. Such determination by the Independent Accountant will be final and binding on Buyer and Shareholders. To the extent that Buyer owes Shareholders any additional Earn Out Payment based on the revised Earn Out Payment Calculation or any other payment owing pursuant to subsection (b) above, such payment shall be made by wire transfer of immediately available funds to the account or accounts designated by Shareholders within five (5) days after the date in which the Earn Out Payment Calculation is final and binding on the parties.
          (e) Pre-Payment of Earn Out. Buyer reserves the right to prepay the full Earn Out Amount at any time.
          (f) Forfeit of Earn Out Payment. Should any Shareholder violate the terms of the Non-Competition Agreement substantially in the form attached hereto as Exhibit 5.2(g),

then the Earn Out shall terminate and the Shareholders shall not be entitled to receive any Earn Out Payment.
          (g) Further Action. During the Earn Out Period, Buyer will cause Company to use commercially reasonable collection efforts consistent with past practices of the Company. Buyer agrees to retain the Company as a separate subsidiary during the Earn Out Period.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
COMPANY AND THE SHAREHOLDERS
     Except as disclosed in the disclosure schedule of the Company and the Shareholders attached hereto as Schedule B (the “Company Disclosure Schedule”), Christopher Schaffer, Dawn Colwell and John Colwell, jointly and severally, represent and warrant to Buyer as set forth below. The Company Disclosure Schedule shall be arranged in sections corresponding to the specific numbered and lettered section contained in this Agreement that it relates to.
     2.1 Existence, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has full corporate power and corporate authority to carry on its business as now being conducted and is entitled to own, lease or operate the Assets now owned, leased or operated by it. The states or countries listed in Section 2.1 of the Company Disclosure Schedule is a true and correct list of the jurisdictions in which the Company is qualified or registered to do business as a foreign corporation. The Company is qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (a) would, individually or in the aggregate, have, or reasonably could be expected to have, a Material Adverse Effect on the Company, or (b) would result in a material breach of any of the other representations, warranties or covenants set forth in this Agreement. The Company has furnished to Buyer true and complete copies of its Articles of Incorporation (“Articles”) and bylaws (“Bylaws”), each as amended and as in effect on the date hereof. The Company has at all times complied with, and is not in default under or in violation of any provision of, its Articles or Bylaws.
     2.2 Authority.
          (a) The Company has full corporate power and authority to execute and deliver this Agreement and all other agreements and documents to be entered into in connection herewith, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other agreements to be entered into in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors and the Shareholders of the Company. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (b) Each of the Shareholders has the power and authority to enter into this Agreement and all other agreements and documents to be entered into in connection herewith, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly executed and delivered by the Shareholders and constitute legal, valid and binding obligation of each of the Shareholders, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     2.3 Capitalization and Voting Rights.
          (a) Immediately prior to Closing, the authorized capital stock of the Company consists of 5,000 shares of Common Stock, of which 5,000 shares are issued and outstanding.
          (b) All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable, issued in compliance with applicable federal and state securities laws, and free of all preemptive rights. There are no outstanding subscription options, warrants, call or put rights, or other rights (including conversion or preemptive rights) or other agreements or commitments for the purchase or acquisition from the Company or any Shareholder of any shares of its or his or her capital stock or any economic, voting, ownership or other type of right therein. Neither the Company nor any Shareholder is a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting (including, without limitation, voting trusts or proxies) or giving of written consents by a Shareholder or director of the Company.
          (c) Each Shareholder (i) is the record and beneficial owner of all of the outstanding Shares set forth opposite his or her name in Section 1.6 above; and (ii) has good and marketable title to such Shares free and clear of all Encumbrances.
          (d) Neither the Company nor any of the Shareholders has entered into any agreement to which either the Company or any Shareholder is a party or by which the Company or any Shareholder may be bound with respect to the registration under the Securities Act of 1933, as amended, or any foreign securities law, or sale or transfer (including, without limitation, agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights), of any of the Shares. To the Knowledge of the Company and each of the Shareholders, there are no agreements among other parties to which neither the Company nor any of the Shareholders is a party and by which it, he or she is bound, with respect to the voting (including, without limitation, voting trusts or proxies) or sale or transfer (including, without limitation, agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), of any securities of the Company.

     2.4 Subsidiaries. The Company has never been a subsidiary of any other entity and does not currently own, nor has it ever owned, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity, and the Company does not control, directly or indirectly, the management or policies of any other corporation, association, joint venture or other business entity.
     2.5 No Conflicts. Neither the execution and delivery of this Agreement by the Company and the Shareholders, nor the consummation by the Company and the Shareholders of the transactions contemplated hereby, nor compliance by the Company and the Shareholders with any of the terms or provisions hereof, will (a) violate any provision of the Articles or Bylaws, (b) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its respective properties or Assets, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other Encumbrance upon any of the Shares or any of the Business or Assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Shareholders is a party, or by which the Company or any of the Shareholders or any of their respective Assets may be bound or affected.
     2.6 Financial Statements. The Company has delivered true and correct copies of (a) its compiled balance sheets as of fiscal years ending April 30, 2006 and April 30, 2005 and the compiled income statements for each of these years, and (b) its unaudited, unreviewed, internally prepared balance sheet as of April 30, 2007 (the “Most Recent Balance Sheet”). All of such financial statements and balance sheets are referred to herein as the “Financial Statements.” The Financial Statements (i) are complete and correct in all material respects, (ii) were prepared in accordance with the Company’s books and records, (iii) fairly present the financial condition, operating results and cash flows of the Company as of the dates, and for the periods indicated therein, and (iv) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and throughout the periods involved, except as set forth in Section 2.6 of the Company Disclosure Schedule. Since April 30, 2007, there has not been any material adverse change in the Business, Assets, operations, financial condition or prospects of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The books of account and other financial records of the Company are complete and correct in all material respects and do not contain or reflect any material inaccuracies or discrepancies.
     2.7 Accounts Receivable. The accounts and notes receivable of the Company the (“Accounts Receivable”) reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to April 30, 2007, (a) arose from bona fide sales transactions in the Ordinary Course of Business, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and (e) are all current and collectible, subject to a reasonable reserve for bad debts consistent with past practice.
     2.8 No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements or as disclosed in Section 2.8 of the Company Disclosure Schedule, the Company does not have, and as of the Closing will not have, any Liabilities relating to the Company other than Liabilities incurred in the Ordinary Course of Business and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business, Assets or condition of the Company, and are not for tort or for breach of contract.
     2.9 Absence of Certain Changes. Since April 30, 2007, except as set forth in Section 2.9 of the Company Disclosure Schedule, there has not been with respect to the Company:
          (a) Any event or condition or events or conditions which, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, the Business or the Assets;
          (b) The entering into of any contract, material commitment or transaction or the incurrence of any Liabilities outside the Ordinary Course of Business;
          (c) Any indebtedness incurred by the Company exceeding $10,000 individually or $25,000 in the aggregate;
          (d) Any loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan;
          (e) Any effort or act to make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax Liability of the Company or the Buyer;
          (f) Other than in the Ordinary Course of Business, any sale, assignment, transfer, licensing, or encumbering of any patents, trademarks, copyrights, trade secrets or other proprietary or intangible Assets of the Company;
          (g) Any purchase or other acquisition of, or any sale, lease, disposition of, mortgage, pledge or subjection to any lien or Encumbrance on (except for liens for Taxes not yet due), any Asset, tangible or intangible, of the Company or any agreement to do any of the foregoing, other than acquisitions of inventory, or licenses of products, in the Ordinary Course of Business;

          (h) Any capital expenditures or commitments for additions to property or equipment of the Company in an amount exceeding $10,000 individually or $25,000 in the aggregate;
          (i) Any payment, discharge or satisfaction, in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of Liabilities reflected or reserved against in the Financial Statements and other than Liabilities incurred in the Ordinary Course of Business since April 30, 2007;
          (j) Any failure to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
          (k) Any payment of any bonus or special remuneration to any officer or employee, including any amounts for accrued but unpaid bonuses, or increase in the salary or compensation of any officer or employee not reflected on Section 2.14(a) of the Company Disclosure Schedule,;
          (l) Any act to declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of the capital stock of the Company;
          (m) Any failure to pay or otherwise satisfy any Liabilities presently due and payable of the Company except such Liabilities which are being contested in good faith by appropriate means or proceedings or which are immaterial in amount and which have been disclosed in writing to Buyer;
          (n) Any actual or threatened amendment, termination or loss of (i) any material contract, lease, license or other agreement to which the Company was or is a party; (ii) any material certificate, license or other authorization required for the continued operation by the Company of any portion of any of its Business; or (iii) any customer or other material revenue source;
          (o) Any effort to enter into any material contract except in the Ordinary Course of Business;
          (p) The commencement of any legal or administrative action or proceeding by the Company or the commencement of any legal or administrative action or proceeding against the Company of which the Company has notice or the waiver or release of any legal right or claim, except as set forth on Section 2.13 of the Company Disclosure Schedule or except routine unemployment proceedings;
          (q) Any issuance or sale of any shares of capital stock of the Company, or issuance or creation of any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock of the Company, except in connection with the exercise of rights existing prior to the date hereof,

          (r) Any split or combination of the outstanding shares of capital stock of the Company or any recapitalization affecting the number of outstanding shares of capital stock of the Company or affecting any other of its securities;
          (s) Any merger, consolidation or reorganization with any Person;
          (t) Any amendment to the Articles or Bylaws in effect as of the date hereof;
          (u) Any adoption, amendment, modification, or termination of any plan, program, policy or arrangement subject to Section 2.15 hereof;
          (v) Any material adverse change in the Financial Statements (including, without limitation, cash distributions or material decreases in the net Assets of the Company); or
          (w) Any agreement or commitment by the Company to do any of the things described in this Section 2.9.
     2.10 Obligations to Related Parties. There are no obligations of the Company to officers, directors, shareholders or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including option agreements outstanding under any option plan approved by the shareholders of the Company). No director, officer or Shareholder, or any member of their immediate families, are indebted to the Company or, to the knowledge of the Company and the Shareholders, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, except that directors, officers and the shareholders of the Company may own stock in publicly traded companies which may compete with the Company. No such director, officer or shareholder, or any member of their immediate families is, directly or indirectly, interested in any material contract with, or has any claim for indemnification under applicable law or any agreement against the Company (other than an employee’s employment agreement, or has any interest in any Assets, real or personal or mixed, tangible or intangible, of the Company.
     2.11 Title to Assets; Absence of Encumbrance.
          (a) The Company has good and valid title to, or a valid leasehold interest in, all of the Company’s Assets free and clear of any Encumbrances except for Permitted Encumbrances. The Assets of the Company are not subject to any preemptive right, right of first refusal or other right or restriction, are in good operating condition, reasonable wear and tear excepted, and are suitable and adequate for use in the Ordinary Course of Business and for the purposes for which they are being used and conform to all applicable Laws.
          (b) The transaction contemplated by this Agreement will give Buyer possession of, and the right to use, all of the Assets of the Company required for the conduct of the Business as presently conducted. There are no other Assets that are required by the Company, or that will be required by Buyer after the Closing, in order to conduct the Business substantially consistent in all material respects with the manner in which the Company conducts the Business on and as of the date of this Agreement.
     2.12 Intellectual Property.
          (a) The Company owns exclusively or has the exclusive right to use free and clear of all liens, charges, claims and restrictions, all Intellectual Property Rights, and is not infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing. No employees or independent contractors of the Company, past or present, has any claim against the Company with respect to any of the Intellectual Property Rights.
          (b) The Company has not applied for any registration of any Intellectual Property Rights. The Intellectual Property Rights constitute all the intellectual property used in and/or necessary to the conduct of the Business as it is currently conducted and all intellectual property required for products under development by the Company in connection with or relating to the Business as of the date hereof.
          (c) The Company has taken all actions that are customary and reasonable in the industry to protect the confidentiality of all trade secrets and confidential information (including, without limitation, know-how, specifications, financial and business and marketing plans) comprising the Intellectual Property Rights and, to the Knowledge of the Company and Shareholders, has not disclosed any trade secrets or other intellectual property whose value is contingent upon confidentiality without securing an appropriate confidentiality agreement.
          (d) There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property Rights held by any third party, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, Intellectual Property Rights and processes of any other person or entity. To the Knowledge of the Company and the Shareholders, no person or entity has interfered with, infringed upon, misappropriated or violated any rights in or to the Intellectual Property Rights. Neither the Company nor any of the Shareholders has received any communications alleging that the Company has violated or, by conducting its Business as proposed, would violate any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of any other Person, nor is the Company or any of the Shareholders aware of any factual basis upon which such a claim can reasonably be asserted.
          (e) There are no contracts or licenses between the Company and any other Person with respect to the Intellectual Property Rights under which there is any dispute known to the Company regarding the scope of such contract or license, or performance under such contract or license, including with respect to any payments to be made or received by the Company thereunder. There are no royalties or other payment obligations associated with the Company’s use of the Intellectual Property Rights that have not been disclosed and the Company is current in all payments therefor.

          (f) To the Knowledge of the Company and Shareholders, no Company employee working on matters related to the Company is obligated under any fiduciary duty or any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company or that would conflict with the interests of the Company in any manner or with the Business as presently conducted or conducted in a manner consistent with the conduct of such Business and operations prior to the Closing. Neither the execution nor delivery of this Agreement, nor the carrying on of the Business by the employees of the Company, nor the conduct of the Business by the Company in a manner consistent with the conduct of such Business and operations prior to the Closing, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or a violation of, any fiduciary duty or any contract, covenant or instrument under which the Company or, to the Knowledge of the Company and the Shareholders, any of such employees is now obligated. No Person has any right, title or interest, individually or jointly with the Company or any other party, in or to the Intellectual Property Rights.
          (g) Section 2.12(g) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the intellectual property of any Person other than the Company.
          (h) No Intellectual Property Rights or product, technology or service of the Company is subject to any order, action or proceeding, or pending order, action or proceeding, or, to the Knowledge of the Company and the Shareholders, threatened order, action or proceeding, that does or would restrict, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Intellectual Property Rights by the Company or that could reasonably be expected to affect the validity, use or enforceability of such Intellectual Property Rights.
          (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will result in Company granting any rights or licenses with respect to the Intellectual Property Rights to any Person other than to Buyer, or its successors, assignees or Affiliates. The consummation of the transactions provided for hereunder will not result in the loss or impairment of any Intellectual Property Rights and each item of Intellectual Property Rights owned or used by Company prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.
          (j) Except as set forth in Section 2.12(j) of the Company Disclosure Schedule, no Person who has licensed Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Intellectual Property Rights.

          (k) Company has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use, or joint ownership of any Intellectual Property Rights to any other Person.
     2.13 Litigation. Section 2.13 of the Company Disclosure Schedule sets forth a description of all litigation, arbitrations and other judicial or regulatory proceedings in which the Company was or is a party or otherwise by which the Company or its Assets was or is bound since January 1, 2002, including the parties thereto, the date filed or commenced, and a short summary of the claims and resolution of current status of the matter. No litigation, arbitration or other judicial or regulatory proceeding is pending or, to the Knowledge of the Company and the Shareholders, threatened by or against the Company before any court or any government agency, foreign or domestic, and, to the Knowledge of the Company and the Shareholders, no facts exist which may form the basis for any such litigation, arbitration or proceeding. To the Knowledge of Company and the Shareholders, the Company is not the subject of any investigation for violation of any Laws, regulations or administrative orders applicable to its Business by any Governmental Entity or any other Person, and no facts exist which may form the basis for any such investigation. There is no judgment, writ, decree, injunction, rule or order of any court, Governmental Entity, commission, agency, instrumentality or arbitrator outstanding against the Company, its Intellectual Property Rights or Assets.
     2.14 Employees and Subcontractors
          (a) Section 2.14(a) of the Company Disclosure Schedule contains a list of all employees of the Company, along with the position, date of hire and the annual rate of compensation of each such person including salary and other benefits (or, with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such employee, and whether under a confidentiality agreement. To the Knowledge of the Company and the Shareholders, no employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to nor is it bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither the Company nor any Shareholder has any Knowledge of any organizational effort made or threatened, either currently or within the past three (3) years, by or on behalf of any labor union with respect to employees of the Company.
          (b) Section 2.14(b) of the Company Disclosure Schedule sets forth (i) a list of all subcontractors currently performing services or under contract to perform future services for the Company, and (ii) the start date, type of services to be provided, estimated completion date and hourly or per diem or other pay rate of such subcontractors.
          (c) To the Knowledge of the Company and Shareholders, the Company has not violated any labor legislation, regulation or agreement in any relevant jurisdiction.
          (d) The Company has complied in all material respects with all applicable Laws concerning the hiring and employment of employees and has not received any notice of its failure to so comply.

          (e) Section 2.14(e) of the Company Disclosure Schedule lists the name and position or nature of services provided by each employee and independent contractor whose service to or engagement with the Company has terminated in the past twenty-four (24) months and the date of termination.
          (f) Except as set forth in Section 2.14(f) of the Company Disclosure Schedule, the Company has complied in all material respects with all applicable Laws which relate to prices, wages, hours, discrimination in employment and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Neither the Company nor any Shareholder is aware of any threatened or actual legal action or other claim against the Company by any employee or former employee of the Company arising from or related to the employment relationship. The Company is in compliance with the requirements of the has no Liabilities pursuant to the Workers Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101, et seq.) (the “WARN Act”). Each of the Shareholders and the Company believe that the Company’s relations with its employees are satisfactory.
          (g) Section 2.14(g) of the Seller Disclosure Schedule sets forth the policies of the Company with respect to accrued vacation, accrued sick time and earned time-off, and the number of days of accrued but unused vacation and sick leave for each employee of the Company.
          (h) Section 2.14(h) of the Seller Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive office or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.
     2.15 Benefit Plans.
          (a) Section 2.15 of the Company Disclosure Schedule sets forth a complete and accurate listing of any employee benefit program, arrangement, contract or plan (including, without limitation, any consulting agreement providing for annual compensation in excess of $10,000, any severance, deferred compensation, bonus, stock option, stock purchase, phantom stock, and stock appreciation plan or agreement, any vacation pay plan or severance pay plan or arrangement, and any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) which the Company and any subsidiary of the Company or other trade or business (whether or not incorporated) treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) currently provides, contributes to or maintains, or has provided, contributed to or maintained within the six (6) years preceding the Closing Date (“Plans”). The Company has delivered to the Buyer complete and accurate copies of each of the Plans, or a summary plan description thereof, and any insurance contracts or policies or trust agreements relating to the Plans. Each Plan (and each related trust, insurance contract or fund) has been established and administered in all respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, COBRA, HIPAA, the Code and other applicable Laws. All filings and reports as to each Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly and timely submitted. No act or omission has occurred and no condition exists with respect to any Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to any (i) fine, penalty, tax or Liability of any kind imposed under ERISA or the Code, or (ii) Liability for any such penalty, tax or Liability under any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Plan.
          (b) The Company and any ERISA Affiliate have adopted such resolutions and taken such further corporate actions as necessary to ensure that the Company’s Retirement Plan (the “401(k) Plan”) is amended to bring its provisions into compliance with current law. There are no inquiries or investigation by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Plan or asserting any such claims under any Plan. No Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or termination any such Plan and any Plan may be terminated without Liability to the Company or the Buyer, except for benefits accrued through the date of termination and the administrative and professional costs incurred in such transaction.
          (c) No employee benefit program, arrangement, contract or plan exists or has existed within the six (6) years preceding the Closing Date with respect to which the Company or any ERISA Affiliate could incur liability under Section 4069, 4212(c) or 4204 of ERISA or Section 412 of the Code.
          (d) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Plan, and all premiums which are due have been paid with respect to any insured benefits. There are no unfunded obligations under any Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including, without limitation, retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or any similar state law and insurance conversion privileges under state law. The Company has properly accrued all Liabilities relating to the Plans in accordance with GAAP, subject to the Reference Calculations.
          (e) There have been no prohibited transactions, as defined in Section 406 of ERISA, involving any of the Plans.

          (f) No excise taxes are due with respect to any of the Plans.
          (g) The Company shall comply with the provisions of Section 4980B of the Code and Sections 601 through and including Section 608 of ERISA with respect to all of the Company’s past and present employees and beneficiaries eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
          (h) Neither the Company, nor any officer, employee or director of the Company, has engaged in any conduct, with respect to the termination of any employee of the Company that could result in any liability to Buyer under any applicable Law relating to the termination of employees, including without limitation, the WARN Act.
     2.16 Contracts and Permits.
          (a) Section 2.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the following documents and items:
               (i) Each agreement, contract or commitment, whether written or oral, between the Company and any Person to whom the Company provides products or services, which involved payments to the Company of more than $5,000 during any 6-month period or can reasonably be expected to involve payments to the Company of more than $5,000 during any 6-month period;
               (ii) Each agreement, contract or commitment, whether written or oral, between the Company and any Person to whom the Company is obligated or can reasonably be expected to be obligated to pay more than $5,000 for or over any 6-month period;
               (iii) Each agreement, contract or commitment for the license of any patent, copyright, trade secret, know-how, idea, technology process, or other proprietary right of the Company or of any third party to which the Company is a party;
               (iv) Each distributor, sales, advertising, agency or manufacturer’s representative contract;
               (v) Each contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than six (6) months after the date of this Agreement;
               (vi) Each trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
               (vii) Each contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;
               (viii) Each contract pursuant to which any real property is leased, subleased, licensed and/or occupied by the Company;

               (ix) Each material Permit required to conduct the Business by any Governmental Entity or other authority having jurisdiction in any area where the Company provides products or services; the Company has provided, or prior to the Closing will provide, Buyer with true, correct and complete copies of each Permit.
               (x) Each agreement, contract or commitment containing any covenant limiting the freedom of the Company or, after reasonable inquiry of such persons, any Company employee or consultant, to engage in any line of business or compete, directly or indirectly, with any Person;
               (xi) Each marketing, development, or other strategic distribution agreement;
               (xii) Each agreement, contract or commitment of indemnification or guaranty;
               (xiii) Each agreement, contract or commitment relating to the disposition or acquisition of Assets not in the Ordinary Course of Business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; and
               (xiv) Each agreement, contract or commitment with any employee or consultant related to (A) non-disclosure, confidentiality, assignment of inventions or Intellectual Property Rights and non-competition, or (B) severance payments that become payable in connection with or following the Stock Purchase.
          (b) The contracts and agreements which are required to be identified in Section 2.16(a) of the Company Disclosure Schedule are hereinafter referred to as the “Material Agreements.” True and complete copies of each written Material Agreement have been delivered to Buyer by the Company. With regards to the Material Agreements:
               (i) Each of the Material Agreements is a valid, binding and enforceable agreement of the Company and the other parties thereto in accordance with its terms;
               (ii) The Company has not been notified by any Governmental Entity or other Person that such party intends to cancel, terminate or modify any of such Material Agreements or the basis upon which the Company is paid thereunder, and the Company and the Shareholders have no Knowledge of any valid grounds for any such cancellation, termination or modification other than the potential for at-will termination of any Material Agreement which is terminable at-will or expiration or non-renewal of any Material Agreement in accordance with its terms;
               (iii) There has not occurred any default (or event which upon the provision of notice or lapse of time or both would become such a default) under any of the Material Agreements on the part of the Company.
          (c) Except as set forth in Section 2.16(c) of the Company Disclosure Schedule, the Company has not entered into any:

               (i) arrangement (or group of related arrangements) for the licensing or distribution of software, products or other personal property, or for the furnishing or receipt of services in which the Company has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory, or has agreed to purchase a minimum quantity of goods or services, or has agreed to purchase goods or services exclusively from a certain party, and is not terminable by the Company within thirty (30) days without penalty;
               (ii) arrangement (or group of related arrangements) under which the Company has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) Indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a security interest on any of its Assets, tangible or intangible; or
               (iii) arrangement involving any of the Shareholders or their Affiliates.
     2.17 Compliance with Laws. To the Company’s and the Shareholders’ Knowledge, the Company has complied in all material respects with all Laws applicable to the Company, including but not limited to Laws related to confidentiality, privacy, use and disclosure of personal or other legally protected information.
     2.18 Environmental Matters
          (a) The Company has complied and is in compliance in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company and/or the Shareholders, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.
          (b) There have been no releases of any Hazardous Substances into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Company for which the Company may be liable under any Environmental Law. With respect to any such releases of Hazardous Substances, the Company has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Company nor any Shareholder is aware of any other releases of Hazardous Substances at parcels of real property or facilities (including, without limitation, those owned, leased, operated or controlled by the Company) that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company.
          (c) There are no environmental reports, investigations and audits possessed or controlled by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) issued or conducted during the past ten (10) years and relating to premises currently or previously owned, leased, or operated by the Company. Complete and accurate copies of each such report, and the results of each such investigation or audit, have been provided to the Buyer.

          (d) Neither the Company nor any Shareholder is aware of any material environmental Liability on the part of any of the solid or hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Company.
     2.19 No Termination of Business Relationship. Except as set forth in Section 2.19 of the Company Disclosure Schedule, none of the entities, governmental or otherwise, with which the Company has a material business relationship, and which relationship relates to or affects the Company, has given notice or other indication of any intention to cancel or otherwise terminate a business relationship with the Company either as a result of the transactions contemplated hereby or otherwise, and neither the Company nor the Shareholders have any Knowledge of any event that has occurred which would precipitate the cancellation or termination of such a business relationship.
     2.20 Consents and Approvals. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no consents or approvals, orders or authorizations of or declarations or filings or registrations with, or expiration of waiting periods imposed by, any court, administrative agency or commission or other Governmental Entity, or with or of any Person, are necessary with respect to Company in connection with (a) the execution and delivery of this Agreement, and (b) the consummation of the transactions contemplated hereby. The Company and the Shareholders are not bound by any oral or written agreement with any third party to sell the Company or any interest therein, including by way of merger, asset sale or otherwise.
     2.21 Permits. Section 2.21 of the Company Disclosure Schedule lists all material Permits that are necessary to entitle Company to own or lease, operate and use its Assets and to carry on and conducts its Business as currently conducted. Company has provided Buyer with true, correct and complete copies of each Permit. Except as set forth on Section 2.21 of the Company Disclosure Schedule, (a) there are no pending or, to the Knowledge of Company or and Shareholders, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective Permit’s terms), any of the Permits, and (b) there are no material defaults by Company which but for notice of lapse of time or both would constitute a default under the Permits, and each such Permit is in full force and effect. Company has complied with and is in compliance with the terms and conditions of each such Permit and has not received any notices that it is in violation of any of the terms or conditions of such Permits.
     2.22 Tax Matters
          (a) The Company has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all respects. The Company has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax returns, that were due and payable. All Taxes that the Company is or was required by Law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity.
          (b) The unpaid Taxes of the Company for periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding reserves for deferred Taxes) set forth on the Most Recent Balance Sheet. All Company Taxes attributable to the period from and after the date of the Most Recent Balance Sheet and continuing through the Closing Date are consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year.
          (c) The Company is not nor has ever been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns, other than a group of which only the Company is or was a member. The Company does not have any actual or potential Liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise for any Taxes of any Person (including, without limitation, any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Tax Period) other than the Company. The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, or Tax indemnity agreement.
          (d) The Company has delivered to the Buyer correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company with respect to all taxable years for which the applicable statute of limitations has not run. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company and the Shareholders, threatened or contemplated, and neither the Company nor any Shareholder knows of any basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against the Company. Neither the Company nor any Shareholder has been informed by any Governmental Entity in any jurisdiction that the Governmental Entity believes that the Company was required to file any Tax Return that was not filed.
          (e) The Company does not have in effect currently any waiver of any statute of limitations with respect to Taxes or agreed to an extension of time with respect to an assessment of or deficiency in Taxes or the filing of a Tax Return that is currently in effect.
          (f) The Company is not a party to any Tax litigation. The Company is not nor has it ever been a party to any specific transaction the main purpose of which has been to avoid, defer, or reduce Taxes. The Company is not nor has it ever been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (g) There are no liens or other encumbrances with respect to Taxes upon any of the Assets of the Company, other than with respect to Taxes not yet due and payable.
          (h) The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the Assets of the Company are subject to an election under Section 341(f) of the Code.
          (i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (j) The Company has not made any payments, is not obligated to make any payments, nor is the Company a party to any agreement, contract, arrangement, or plan that could obligate it or a successor to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code.
          (k) Except as set forth in Section 2.22(k) of the Company Disclosure Schedule, no Shareholder holds shares of capital stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Shareholder of any portion of the consideration payable pursuant to this Agreement shall result in compensation or other income to such Shareholder with respect to which the Buyer or the Company would be required to deduct or withhold any Taxes.
          (l) None of the Assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.
          (m) The Company has not undergone nor is it required to undergo, nor has the Company agreed to undergo, and is not required (other than any such changes as may be required as a result of the transactions contemplated in this Agreement) to undergo a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.
          (n) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.
          (o) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Section 382, 383, or 384 of the Code or comparable provisions of state law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
          (p) The Company has not distributed to the Shareholders, or to other holders of its securities, securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (q) The Company is not nor has it been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (r) The Company is not nor has it ever been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

          (s) The Company has never incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.
          (t) The Company is not a party to any gain recognition agreement under Section 367 of the Code.
          (u) The Company does not own any interest in an entity that is characterized as a partnership for federal income tax purposes.
     2.23 Properties. Section 2.23 of the Company Disclosure Schedule sets forth a complete and correct list of (a) all real property owned by the Company and (b) any lease pursuant to which the Company is the lessee of real property. The Company has valid leasehold interests in all real properties listed in Section 2.23 of the Company Disclosure Schedule as leased by it, in each case free and clear of all Encumbrances other than (i) those listed in Section 2.23 of the Company Disclosure Schedule and (ii) those which do not, individually or in the aggregate, (x) materially interfere with the operation of the Company or (y) otherwise have, or could reasonably be expected to have, a Material Adverse Effect. Each of the lease agreements referred to in Section 2.23 of the Company Disclosure Schedule (the “Lease Agreements”) is valid, binding and enforceable against Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by bankruptcy, insolvency or other laws affecting creditors’ rights and remedies generally. Company is not in material breach of any of the Lease Agreements and, to the Knowledge of Company and Shareholders, none of the other parties to any Lease Agreement is in material breach thereof. All of the buildings, structures and other improvements constituting the real property owned or leased by the Company are adequate and suitable in all material respects for the purposes for which they are currently being used by Company. The Company has not received written notice that the ownership or lease of real property by the Company and the use thereof, as presently used by the Company, violates any local zoning or similar land use laws or governmental regulations. The Company has not received written notice of violation of or noncompliance with any covenant, condition, restriction, order or easement affecting the real property owned or leased by the Company. The Company has not received written notice of condemnation or threatened condemnation affecting the real property owned or leased by it. The Company has made available to Buyer complete and correct copies of the Lease Agreements.
     2.24 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of Company or any Shareholder in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.
     2.25 Books and Records. The minute books and other similar records of the Company contain true and complete records of all actions taken at any meetings of the Company’s shareholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the

Company and have been maintained in accordance with good business and bookkeeping practices.
     2.26 Insurance. Section 2.26 of the Company Disclosure Schedule lists all policies of insurance, coverage amounts and deductibles with respect to the Company or the Business. All such insurance policies are in full force and effect and Company has not agreed to reduce or cancel any of such insurance policies prior to the Closing or received notice of any actual or threatened modification or cancellation of any such policies. All such policies are held by the Company and will be available to Buyer and the Company after the Closing. Section 2.26 of the Company Disclosure Schedule sets forth a summary of all claims that have been tendered under any of such insurance policies during the five year period preceding the Closing Date.
     2.27 Prepayments, Prebilled Invoices and Deposits
          (a) Section 2.27(a) of the Company Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been received by the Company as of the date hereof from customers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Financial Statement in accordance with GAAP applied on a consistent basis with the past practice of the Company.
          (b) Section 2.27(b) of the Company Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits that have been made or paid by the Company as of the date hereof to vendors or suppliers for products to be shipped, or services to be performed, after the Closing Date, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Most Recent Financial Statements in accordance with GAAP applied on a consistent basis with the past practices of the Company.
     2.28 Banking Facilities. Section 2.28 of the Company Disclosure Schedule identifies the following: (a) each bank, savings and loan or similar financial institution in which the Company has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by the Company thereat; and (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.
     2.29 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.29 of the Company Disclosure Schedule, and (ii)

manufacturers’ warranties for which the Company has no Liability. Section 2.29 of the Company Disclosure Schedule sets forth the aggregate expenses and financial penalties incurred by the Company, and the entities to which any such financial penalties were paid, in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and the Company knows of no reason why such expenses should significantly increase as a percentage of sales in the future.
     2.30 Customers and Suppliers. Section 2.30 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than $2,500 of revenue of the Company during the year ended April 30, 2007, and the amount of revenues accounted for by each such customer during each such period, and (b) each supplier that is the sole supplier of any significant product to the Company. No such customer or supplier has indicated within the past year that it shall stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services shall result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company or any subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.
     2.31 Client Loss Accounts. Section 2.31 of the Company Disclosure Schedule sets forth all client loss accounts maintained by the Company for customers as of the date hereof including the institution and address at which the account is maintained and the account number, and with respect to each such account (A) the customer makes deposits directly into the account and not to Company, (B) funds in the account are not commingled with funds of the Company or any other customer or person, (C) all payments made from the account are to the customer’s claimants or vendors for indemnity, medical or expense payments due them and have been approved by the customer, and (D) no claims have been made against the account or payments made from the account except in the Ordinary Course of Business.
     2.32 Disclosure; No Misstatement. No statement (including the representations, warranties and covenants) by the Company and the Shareholders contained in this Agreement, the Company Disclosure Schedule, the other agreements, documents and applications to be entered into or filed in connection herewith, the exhibits and schedules attached hereto and any document, written statement or certificate furnished to Buyer and its representatives by the Company and the Shareholders or their financial or legal advisors pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or any Shareholder that has specific application to the Company or the Business (other than general, economic or industry conditions) that may reasonably be expected to have a Material Adverse Effect on the Company, which has not been set forth in this Agreement or the Company Disclosure Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Company and the Shareholders as set forth below.

     3.1 Organization and Standing. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own and operate its Assets, to execute and deliver this Agreement and to carry out the provisions of this Agreement.
     3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company and the Shareholders) constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
     3.3 Consents and Approvals. Other than filings that may be required under applicable federal and state securities laws, and state insurance laws, no consents or approvals, orders or authorizations of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are necessary with respect to Buyer in connection with (a) the execution and delivery of this Agreement and (b) the consummation of the Stock Purchase and the other transactions contemplated hereby.
     3.4 No Conflicts. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions hereof, will (a) violate any provision of Buyer’s Certificate of Incorporation, as amended to the date hereof, or bylaws, or (b) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Assets.
     3.5 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.
ARTICLE IV
ADDITIONAL AGREEMENTS
     The parties hereto further agree that:
     4.1 Expenses. Except as expressly provided herein, all of the fees and expenses of the Company and the Shareholders in connection with the preparation, execution and consummation of this Agreement and with the transactions contemplated herein shall be paid by the Sharheholders; and all of Buyer’s expenses in such connection shall be paid by Buyer.
     4.2 Public Disclosure. Unless otherwise required by law (including federal and state securities laws) or, as to Buyer, by the rules and regulations of the National Association of Securities Dealers, Inc. or the Nasdaq Marketplace Rules, in which case the Company shall have a prior opportunity to review and comment on the proposed disclosure, no disclosure (whether or not in response to any inquiry) of the existence of this Agreement (and any related agreements and closing documents) or the existence of any subject matter of, or the terms and conditions of, this Agreement (and any related agreements and closing documents) shall be made by any party hereto or any Affiliate, shareholder, director, officer, employee or authorized representative of any party hereto unless approved by Buyer and the Company prior to disclosure or release; provided, however, that (a) such disclosure may be made by the parties to their respective legal, financial, accounting or tax advisors, or employees with a need to know of such information for purposes of consummating this Agreement, and (b) after the Closing, the parties may make appropriate disclosures to their respective employees. Notwithstanding the above, if the information to be restricted from disclosure by this Section 4.2 becomes public knowledge or becomes publicly available without any action or any fault of Buyer, the Company or any of the Shareholders or their employees, agents, authorized representatives, officers, or Affiliates, then the parties shall no longer be bound by the confidentiality provisions of this Section 4.2 only with respect to and to the extent of such publicly available information.
     4.3 Confidential Information. Each party will cause its shareholders, directors, Affiliates, officers, employees or authorized representatives to hold in strict confidence, and not disclose to any third party, without prior written consent of the other parties, all confidential information received by it in connection with the transactions contemplated hereby, except as may be required by applicable law or as otherwise contemplated herein.
ARTICLE V
CLOSING
     5.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, Shareholders hereby sell, assign, transfer and convey to Buyer, and Buyer hereby purchases from Shareholders, all of the Shares, free and clear of all Encumbrances for the Purchase Price, payable in immediately available funds by means of cashier’s check or wire transfer (the “Closing”). The Closing shall be deemed to occur at 12:01 am (EDT), June 1, 2007.
     5.2 Deliveries by Shareholders and Company. Shareholders and Company hereby deliver to Buyer the following, receipt of which is acknowledged by Buyer:
          (a) Share Certificates. Share certificates representing all of the Shares, duly executed by Shareholders for transfer to Buyer.
          (b) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate of its Secretary certifying as to:
          (i) Its Articles and Bylaws in effect as of the Closing Date;
          (ii) Resolutions of its: (1) directors and (2) shareholders authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

          (iii) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.
          (c) Opinion of the Company’s Counsel. Buyer shall have received from the law firm of Grant & Kuyk, PC, legal counsel to the Company, an opinion substantially in the form attached hereto as Exhibit 5.2(c).
          (d) Closing Date Balance Sheet. The Closing Date Balance Sheet in accordance with Section 1.3 of this Agreement.
          (e) Consents. The consents of third parties required by the Company and the Shareholders to consummate the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Buyer.
          (f) Approvals. The authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained and delivered to Buyer.
          (g) Non-Competition and Non-Solicitation Agreements. Non-Competition and Non-Solicitation Agreements substantially in the form attached hereto as Exhibit 5.2(g), executed by each of the Shareholders.
          (h) Employment Agreement. Employment Agreement between the Company and Chris Schaffer in substantially the form attached hereto as Exhibit 5.2(h), executed by Chris Schaffer.
          (i) Consulting Agreements. Consulting Agreements between the Company and Dawn Colwell and John Colwell, respectively, in substantially the forms attached hereto as Exhibits 5.2(i)(A) and (B), executed by Dawn Colwell and John Colwell.
          (j) Resignations. The resignations, effective as of the Closing Date, of each director and officer of the Company.
          (k) Accounts Receivable. A Schedule of Company Accounts Receivable, including underlying detail, as of the Closing Date, which shall be attached hereto and made a part hereof as Schedule C.
     5.3 Deliveries by Buyer. Buyer hereby delivers to Shareholders the following, receipt of which is acknowledged by Shareholders:
          (a) Secretary’s Certificate. A certificate of Buyer’s Secretary certifying as to:
          (i) Resolutions of its directors authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements, documents and transactions contemplated hereby; and

          (ii) The incumbency of its officers executing this Agreement and all other agreements and documents contemplated hereby.
          (b) Non-Competition and Non-Solicitation Agreements. Non-Competition and Non-Solicitation Agreements substantially in the form attached hereto as Exhibit 5.2(g), executed by the Company and CorVel.
          (c) Employment Agreement. Employment Agreement between the Company and Chris Schaffer in substantially the form attached hereto as Exhibit 5.2(h), executed by the Company.
          (d) Consulting Agreements. Consulting Agreements between the Company and Dawn Colwell and John Colwell, respectively, in substantially the form attached hereto as Exhibits 5.2(i)(A) and (B), executed by the Company and CorVel.
          (e) Purchase Price. Subject to the provisions of Sections 1.3 and 1.4 above, on the Closing Date and the Earn Out Date (as defined below), Buyer shall pay the Shareholders the Purchase Price by check or wire transfer of same day funds, as directed by Shareholders, on a pro rata basis with each Share treated equally in accordance with the following:

Maximum
	Number	Initial			Earn Out		Maximum
Name of Shareholder	of Shares	Purchase Price			Payment		Purchase Price
Christopher Schaffer	*** *	$	****		$	****	$	****

Kelly Ribeiro de Sá	****	$	****			****	$	****

Dawn Colwell, individually	****	$	****		$	****	$	****

Dawn Colwell and John Colwell, as tenants by the entirety	****	$	****		$	****	$	****

TOTALS:	5,000		$12,000,000	[1]		$3,000,000		$15,000,000
     5.4 Further Action; Cooperation. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Company and Shareholders will cooperate fully and execute such further instruments, documents and agreements and give such further written assurances as may be reasonably requested by Buyer to

*	Confidential treatment requested pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

[1]	Includes Non-Competition Agreement payments and is paid at Closing.

evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
ARTICLE VI
INDEMNIFICATION
     6.1 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Stock Purchase for a period of two (2) years.
     6.2 Shareholder Indemnification.
          (a) From and after the Closing Date, Christopher Schaffer, Dawn Colwell and John Colwell (the “Indemnifying Party”) shall jointly and severally indemnify, defend, protect and hold harmless Buyer, its successors and assigns, its Affiliates, and the directors, officers, employees and agents of Buyer and its Affiliates (each an “Indemnified Person”) from and against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fines, penalties, judgments, Taxes, costs and expenses (including Legal Expenses) (collectively, “Losses”) based upon, resulting from or arising out of:
                 (i) Any false representation, or breach of a warranty of the Company or any of the Shareholders contained in this Agreement;
                 (ii) Any claim by any shareholder or former shareholder of the Company, or any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any shares of capital stock of the Company, (ii) any rights of a shareholder, including any option, preemptive rights or rights to notice or to vote, (iii) any rights under the Articles or Bylaws of the Company, or (iv) any claim that his, her or its shares of capital stock of the Company were wrongfully repurchased by the Company; and/or
                 (iii) The operations, actions or omissions of the Company through the Closing Date, including, but not limited to, any Tax obligations relating to the period through the Closing Date, any claim by any current or former Company employee or consultant relating to any Intellectual Property Rights or other employment-related matter, but other than (a) obligations of the Company under any Company contracts or licenses utilized in the Ordinary Course of Business to the extent such obligations were not required to be performed on or prior to the Closing Date and accrue and relate to the operations of the Business subsequent to the Closing Date, and (b) Liabilities of the Company not of a type, or in an amount that exceeds, Liabilities reflected on the Closing Date Balance Sheet (collectively, “Indemnifiable Items”).
     Buyer, the Company and the Shareholders each acknowledge that such Losses, if any, would relate to unresolved or unknown contingencies or circumstances existing at the Closing which, if resolved or known at the Closing, would have led to a reduction in the aggregate Purchase Price to be paid to the Company.
     No Shareholder shall, in any capacity including but not limited to as a shareholder, director, officer, employee or agent of the Company, have any right of contribution against or indemnification from the Company with respect to any breach by the Company or any Shareholder of any of its or his or her representations, warranties, covenants or agreements, or with respect to any other matter for which Company and Shareholders are indemnifying Buyer hereunder, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
          (b) Indemnification by Shareholders for Breach of Covenants. From and after the Closing Date, Christopher Schaffer, Dawn Colwell and John Colwell shall, severally and not jointly, indemnify, defend, protect and hold harmless Buyer, its successors and assigns, its Affiliates, and the directors, officers, employees and agents of Buyer and its Affiliates from and against any Losses based upon, resulting from or arising out of the breach by the Company or any one or all of the Shareholders of, or the failure by any one or all of them to observe, any of its, his, her or their covenants or other agreements contained in this Agreement.
     6.3 Indemnification by Buyer. From and after the Closing Date, Buyer (“Buyer Indemnifying Party”) shall indemnify, defend, protect and hold harmless Shareholders and their respective successors and assigns, and agents (each, a “Shareholder Indemnified Person”) from and against all Losses based upon, result from or arising out of (a) any false representation or breach of a warranty of Buyer contained in this Agreement, (b) the breach by Buyer of, or the failure by it to observe, any of its covenants or other agreements contained in this Agreement, and (c) the operation of the Business after the Closing Date, including, but not limited to, any Tax obligations relating to the period after the Closing and any claims made by creditors of Company with respect to liabilities arising out of the operation of the Business after the Closing Date, except to the extent that any of such liabilities are proximately caused by a Shareholder.
     6.4 Indemnification Procedures.
          (a) Third Party Action. Promptly after receipt by any person or entity entitled to indemnification pursuant to this Article VI (the “Indemnified Party”) of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the Indemnified Party would be entitled to seek indemnification hereunder (a “Third Party Action”), the Indemnified Party shall notify the party or parties from whom such indemnification is sought (the “Indemnifying Parties”) thereof in writing, but any failure to so notify the Indemnifying Parties shall not relieve them from any liability that they may have to the Indemnified Party under this Article VI, except to the extent that the Indemnifying Party is prejudiced by the failure to give such notice. The Indemnifying Party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:
               (i) the Indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Agreement) to assist in the handling of such Third Party Action;

               (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action;
               (iii) each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the Indemnifying Party;
               (iv) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Action; and
               (v) the Indemnifying Party shall not be entitled to control the defense of any Third Party Action unless the Indemnifying Party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (A) the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any Legal Expenses subsequently incurred by such Indemnified Party attributable to defending against such Third Party Action, and (B) as long as the Indemnifying Party is reasonably contesting such Third Party Action in good faith, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the Indemnifying Party’s prior written consent. If the Indemnifying Party does not assume control of the defense of such Third Party Action in accordance with this Section 6.4, the Indemnified Party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 6.4. The reimbursement of fees, costs and expenses required by this Section 6.4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.
          (b) Other Claims. If an Indemnified Party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which cause it in good faith to believe that it is entitled to indemnification under this Article VI then such Indemnified Party shall promptly give the Indemnifying Party notice thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Article VI, as the case may be, except to the extent that the Indemnifying Party is materially prejudiced by the failure to give such notice.
     6.5 Liability Limits. The maximum amount of Losses the Buyer may recover from the Selling Indemnifying Party for breach under Section 6.2 shall not exceed an aggregate amount equal to seventy-five percent (75%) of the aggregate Purchase Price. The maximum amount of Losses the Shareholders may recover from the Buyer Indemnifying Party for breach under Section 6.3 shall not exceed an aggregate amount equal to seventy-five percent (75%) of the aggregate Purchase Price. Notwithstanding the above, there shall be excepted from the limitation on the maximum amount of Losses an Indemnifying Party may be required to pay or sustain any Losses resulting from or related to (a) the Indemnifying Party’s fraud or willful misconduct, (b) any claim by a Shareholder, former shareholder or any other Person seeking to assert, or based upon (i) ownership or rights to ownership of any shares of Company capital stock (except for rights a Shareholder has under this Agreement), (ii) any rights of a Company shareholder (other than the Shareholders’ right to receive the Purchase Price pursuant to this Agreement), including without limitation any option or preemptive rights, (iii) any rights under the Articles of Incorporation or Bylaws of the Company, or (iv) any claim that his, her or its shares of Company capital stock were wrongfully purchased by the Company or a Shareholder, and (c) any claim maintained as a class action asserting the Company’s violation of any wage and hour law or regulation, employment discrimination law or other employment-based claim or law.
ARTICLE VII
GENERAL PROVISIONS
     7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon delivery if delivered personally or by an express courier (with confirmation), including by overnight delivery service, (b) one (1) day after being sent by facsimile (with receipt confirmed) or (c) three (3) days after being sent by registered or certified mail (return receipt requested) to the parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified by like notice):
(i)	if to Buyer to:
CorVel Enterprise Comp, Inc.
2010 Main Street, Suite 600
Irvine, CA 92614
Attn: Director, Legal Services
Telephone No.: (949) 851-1473
Facsimile No.: (949) 851-1469
with a copy to:
Bouey & Black, LLP
1615 Bonanza Street, Suite 305
Walnut Creek, CA 94596
Attn: Donald J. Bouey
Telephone No.: (925) 256-7404
Facsimile No.: (925) 946-5922

(ii)	if to the Shareholders to:
Christopher E. Schaffer, Esq.
The Schaffer Company, Ltd
171 Church Street, Suite 140
Charleston, South Carolina 29401
Telephone No.: 843-937-4900
with a copy to:
James K. Kuyk, Esq.
Grant & Kuyk, PC
Post Office Box 395
Charleston, South Carolina 29402
Telephone No.: 843-723-5200
Facsimile No.: 843-723-5800
     7.2 Entire Agreement. This Agreement, including the schedules, exhibits and attachments hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.
     7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. The parties hereto acknowledge that Buyer shall have the right to assign, with absolute discretion, any or all of its rights and obligations under this Agreement and any related agreements and documents to any successor or Affiliate of Buyer. This Agreement is not assignable in whole or in part by the Company or the Shareholders.
     7.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
     7.5 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     7.6 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article VI of this Agreement shall be construed or interpreted to limit this Section 7.6.
     7.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.
     7.8 Governing Law; Jurisdiction. This Agreement and any related agreements and closing documents shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into by Delaware residents and performed entirely in Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Delaware. Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any related agreements and closing documents or for recognition and enforcement of any judgment in respect hereof brought by another party or its successors or assigns shall be brought and determined by either a state court or federal court sitting in Wilmington, Delaware. Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement and any related agreements and closing documents, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) any right to a trial by jury, and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement and any related agreements and closing documents, or the subject matter hereof and thereof, may not be enforced in or by such courts.
     7.9 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
     7.10 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
ARTICLE VIII
DEFINITIONS.
     For purposes of this Agreement, the following terms shall have the respective meanings set forth below. All other capitalized terms, when used in this Agreement, shall have the respective meanings in this Agreement as they first appear and are defined in this Agreement.
     “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.
     “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, contracts, general intangibles, real estate, equipment, inventory, goods and Intellectual Property Rights.
     “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.
     “Common Stock” means shares of the Company’s Common Stock.
     “Encumbrance” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, Stock Purchase charge or other encumbrance or restriction of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.
     “Environmental Claim” means any written or oral notice, claim, demand or other communication by any Person alleging or asserting liability for investigatory costs, cleanup costs, Governmental Entity response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance at any location, whether or not owned by the Person against whom such liability is alleged or asserted or (b) circumstances forming the basis of any violation, or alleged violation, of any statute, law or regulation relating to the environment or any Liability under any such statute, law or regulation. The term “Environmental Claim” shall include any claim by any Governmental Entity for enforcement, cleanup, removal, response, remedial or other action or damages pursuant to any applicable statute, law or regulation relating to the environment, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.
     “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including, without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the CERCLA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder, as in effect from time to time.
     “GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period.
     “Governmental Entity” means any United States federal, state or local and any foreign governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body.
     “Hazardous Substance” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable statute, law or regulation relating to the environment.
     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money whether or not evidenced by notes, bonds, debentures or similar instruments, (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iii) under capital leases, and (iv) in the nature of guarantees of the obligations described in clauses (i) through (iii) above of any other Person.
     “Intellectual Property Rights” of the Company means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, including but not limited to the Company’s claims system to administer workers’ compensation, general liability and longshoremens and harbor workers’ claims, data and documentation, (v) domain names, domain name registrations and URL addresses, (vi) trade secrets and confidential business information, whether patentable or nonpatentable, know how, processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer lists and information, (vii) other rights relating to any of the foregoing (including without limitation, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (viii) copies and tangible embodiments thereof.
     “Knowledge” means the actual knowledge of each of the Company and the Shareholders, their executive officers and the members of their boards of directors, as the case may be following reasonable inquiry and diligence of the executive officers, managers and supervisors of the Company with respect to the matters at hand.
     “Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, rules, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.
     “Legal Expenses” of an Indemnified Person means any and all reasonable out-of-pocket fees, costs and expenses of any kind incurred by such Indemnified Person and its counsel in investigating, preparing for, defending against or providing evidence, responding to subpoenas, producing documents or taking other action with respect to any threatened or asserted claim of a third party or Governmental Entity, including expenses of investigation, court costs, and fees and expenses of attorneys, accountants and experts.
     “Liability” and “Liabilities” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).
     “Material Adverse Effect” with respect to the specified Person, business or Asset means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate (taking into account all other such changes, effects, events, occurrences, states of fact and developments), is, or is reasonably likely to be, materially adverse to the business, Assets, Liabilities, financial condition, operations, results of operations or prospects of the specified Person, business or Asset, as the case may be.
     “Ordinary Course of Business” shall describe any action taken by a Person if: (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and (ii) such action is not required to be authorized by the board of directors by such Person.
     “Permits” means all franchises, permits, licenses, qualifications, certificates, registrations, municipal and other authorizations, orders and other rights from, and filings with, any Governmental Authority.
     “Permitted Encumbrance” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (ii) any statutory Encumbrance arising in the Ordinary Course of Business by operation of law with respect to a Liability that is not yet due or delinquent and does not materially impair the value of the property subject to such Encumbrance or the use of such property by the Company.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Entity.
     “Proceeding” shall mean any action, arbitration, audit, hearing, proceeding, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal or at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Reference Calculations” shall mean that the Company’s financial reporting, including but not limited to the Financial Statements, varies from GAAP as follows: (a) the Company does not reserve or accrue for accrued vacation, sick time, paid time off and sales commissions, and (b) the Company does not allocate rental costs associated with operating leases on a straight line basis.
     “Tax” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, license, registration and documentation fees, and customs’ duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in clause (i) or clause (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.
     “Tax Returns” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.
     “Working Capital” means the current assets identified on the Closing Balance Sheet for Company to be included in the Purchased Assets, less the sum of the current liabilities identified on such Closing Balance Sheet which are Assumed Liabilities and, without duplication, any liability identified as unearned income, deferred revenues or by a similar designation on such balance sheet. For purposes of this definition, “current assets” shall include cash, accounts receivable net of any reserve for doubtful accounts, prepaid items and any other asset class included in other current assets, and “current liabilities” shall include accounts payable, other payables and accrued expenses and any other liability class included in other current liabilities.

     IN WITNESS WHEREOF, Buyer, the Company and the Shareholders have caused this Stock Purchase Agreement to be signed, all as of the date first written above.

BUYER:

CorVel Enterprise Comp, Inc., a Delaware corporation

By:	/s/ V. GORDON CLEMONS

V. Gordon Clemons,
Vice President

COMPANY:

The Schaffer Companies, Ltd., a Maryland corporation

By:	/s/ DAWN COLWELL

Name:	DAWN COLWELL
Title:	President

SHAREHOLDERS:

/s/ CHRISTOPHER SCHAFFER

CHRISTOPHER SCHAFFER

/s/ KELLY RIBEIRO de SÁ

KELLY RIBEIRO de SÁ

/s/ DAWN COLWELL

DAWN COLWELL, individually and as tenants by the entirety with John Colwell

/s/ JOHN COLWELL

JOHN COLWELL, as tenants by the entirety with Dawn Colwell

The following schedules and similar attachments to the Stock Purchase Agreement have been omitted from this Exhibit 2.1. CorVel Corporation hereby agrees to furnish supplementally, subject to any applicable confidential treatment request under Rule 83 of the Securities and Exchange Commission’s Rules of Practice, a copy of any omitted schedule or similar attachment to the Stock Purchase Agreement to the Securities and Exchange Commission upon its request.
EXHIBITS

Exhibit 1.3(a)	Closing Balance Sheet
Exhibit 5.2(c)	Opinion of the Company’s Counsel
Exhibit 5.2(g)	Non-Competition Agreements
Exhibit 5.2(h)	Employment Agreement
Exhibits 5.2(i)(A) and (B)	Consulting Agreements
SCHEDULES

Schedule A	Earn Out Revenue
Schedule B	Company Disclosure Schedule
Schedule C	Company Accounts Receivable